Exhibit 99.(k)(6)

SUBSCRIPTION AGENT AGREEMENT

This Subscription Agent Agreement (the “Agreement”) is made as of February 17, 2012, by and among Avenue Income Credit Strategies Fund, a statutory trust organized under the laws of the State of Delaware (the “Fund”), Computershare Inc., a Delaware corporation and its fully owned subsidiary Computershare Trust Company, N.A., a national banking company (collectively, the “Agent” or individually, “Computershare” and the “Trust Company”, respectively).  All terms not defined herein shall have the meanings given in the prospectus (the “Prospectus”) included in the registration statement on Form N-2, File No. 333-178838 filed by the Fund with the Securities and Exchange Commission on  February 16, 2012, as amended by any amendment filed with respect thereto (the “Registration Statement”).

WHEREAS, the Fund proposes to make a subscription offer by issuing certificates or other evidence of subscription rights, in the form designated by the Fund (the “Subscription Certificates”) to shareholders of record of the Fund’s common shares of beneficial interest, par value $.001 per share (the “Common Shares”), as of a record date specified by the Fund (the “Record Date” and such shareholders of record as of such date, the “Common Shareholders”), pursuant to which each Common Shareholder and transferees thereof will have certain rights (the “Rights”) to subscribe for Common Shares, as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been, or upon availability will promptly be, delivered to the Agent; and

WHEREAS, the Fund wishes the Agent to perform certain acts on behalf of the Fund, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1.                                      Appointment.

The Fund hereby appoints the Agent to act as subscription agent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights in accordance with the terms set forth in this Agreement and the Prospectus, and the Agent hereby accepts such appointment and will act as subscription agent in accordance herewith.

2.                                      Form and Execution of Subscription Certificates.

A.  Each Subscription Certificate shall be irrevocable and transferable.  The Agent shall, in its capacity as subscription certificate agent (the “Subscription Certificate Agent”) of the Fund, maintain a register of Subscription Certificates based on the holders of record provided to the Agent by the transfer agent of the Fund (each of whom shall be deemed a “Common Shareholder” hereunder for purposes of determining the rights of holders of Subscription Certificates).  Each Subscription Certificate shall, subject to the provisions thereof, entitle:

(1) each Common Shareholder in whose name it is recorded, and each transferee who purchases or otherwise receives a Subscription Certificate upon the terms set forth in the Prospectus (a “Transferee”) to the right to acquire during the subscription period, as defined in the Prospectus, at the subscription price per Common Share (the “Subscription Price”) and upon the other terms and conditions set forth in the Prospectus, a number of Common Shares equal to one Common Share for every three Rights held (the “Primary Subscription Right”); and

(2) a Common Shareholder who fully exercises all Rights issued to it (other than those Rights to acquire less than one Common Share, which cannot be exercised) to subscribe for additional Common Shares which were not subscribed for, subject to certain limitations and subject to allotment (the “Over-Subscription Privilege”).  For the avoidance of doubt, investors who are not Common Shareholders, but who otherwise acquire Rights to purchase Common Shares, are not entitled to subscribe for Common Shares pursuant to the Over-Subscription Privilege.  If sufficient Common Shares are available, all eligible Common Shareholders’ over-subscription requests will be honored in full.  If these requests for Common Shares exceed the Common Shares available, the available Common Shares will be allocated pro rata among Common Shareholders who over-subscribe based on the number of Rights originally issued to them by the Fund.

3.                                      Rights and Issuance of Subscription Certificates.

A.  Each Subscription Certificate shall evidence the Rights of the Common Shareholder or Transferee therein named to purchase Common Shares upon the terms and conditions therein and herein set forth.

B.  Upon the written advice of the Fund, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Common Shareholders to be prepared by or on behalf of the Fund, prepare and record Subscription Certificates in the names of the Common Shareholders, setting forth the number of Rights to subscribe for the Common Shares calculated on the basis of one Right for every Common Share held of record by such Common Shareholder as of the Record Date.  No fractional shares of Common Shares will be issued upon the exercise of Rights; accordingly, Rights may be exercised only in multiples of three and Rights will be rounded down by the Agent to the nearest number divisible by three, except that any Common Shareholder who is issued fewer than three Rights will be able to subscribe for one full Common Share.  Common Shareholders who hold two or more accounts may not combine their fractional interests across accounts.  Each Subscription Certificate shall be dated as of the Record Date.  Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement from the Fund, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other document as the Fund deems necessary or appropriate, to all Common Shareholders with record addresses in the United States (for the purposes of this section, the United States includes its territories and possessions and the District of Columbia).  Delivery shall be by first class mail (without registration or insurance).  Delivery shall be by air mail (without registration or insurance) or by first class mail (without registration or insurance) to those Record Date Common Shareholders having APO or FPO addresses, respectively.  Subscription Certificates shall not be mailed to Common Shareholders whose record addresses are outside the United States (the “Foreign Common Shareholders”).  Foreign Common Shareholders will receive written notice of the Offer as provided in section 3(C) below.  No Subscription Certificate shall be valid for any purpose unless so countersigned by the Agent.

C.  The Agent will mail a copy of the Prospectus, instruction letter, and such other documents as the Fund deems necessary or appropriate, if any, to Foreign Common Shareholders, but the Agent shall not mail Subscription Certificates to Foreign Common Shareholders.  The Agent will hold the Rights to which such Subscription Certificates relate for such Foreign Common Shareholders’ accounts until instructions are received to exercise, sell or transfer the Rights in accordance with the Prospectus, subject to applicable law.  If no instructions have been received by 5:00 p.m., New York City time, on the date that is three (3) business days (as defined below) prior to the Expiration Date (as defined below) (or, if the subscription period is extended, on or before three (3) business days prior to the extended Expiration Date), the Agent shall transfer the Rights of these Foreign Common Shareholders to the Dealer Manager which may either purchase the Rights from such Foreign Common Shareholders or sell the Rights on behalf of such Foreign Common Shareholders.  The net proceeds, if any, from the sale of those Rights by or to the Dealer Manager will be remitted by the Agent to the respective Foreign Common Shareholders.

4.                                      Exercise.

A.  Common Shareholders and Transferees (with respect to Primary Subscription Rights only) may acquire Common Shares upon exercising Primary Subscription Rights and pursuant to the Over-Subscription Privilege by delivery to the Agent, as specified in the Prospectus, of (i) the Subscription Certificate with respect thereto, duly executed by such Common Shareholder or Transferee in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the estimated Subscription Price, as disclosed in the Prospectus, for each Common Share subscribed for by exercise of such Rights, in U.S. dollars, by money order or check drawn on a bank in the United States, in each case payable to the order of the Fund or Computershare.

B.  Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. New York time on such date as the Fund designates  in the Prospectus and to the Agent in writing (the “Expiration Date”).  For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Shareholder Services Division of the Agent at the address specified in the Prospectus.

C.  Notwithstanding the provisions of Section 4 (A) and 4 (B) regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. New York time on the Expiration Date, if prior to such time the Agent receives a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a bank, a trust company or a New York Stock Exchange (“NYSE”) member guaranteeing delivery of (i) payment of the full Subscription Price for the Common Shares subscribed for in the Primary Subscription and for any additional Common Shares subscribed for pursuant to the Over-Subscription Privilege, and (ii) a properly completed and duly executed Subscription Certificate, then such exercise of Primary Subscription Rights and the Over-Subscription Privilege shall be regarded as timely, subject, however, to receipt of the properly completed and duly executed Subscription Certificate and full payment for the Common Shares by the Agent within three business days after the Expiration Date.  For the purposes of this Agreement, “business day” shall mean any day on which trading is conducted on the NYSE.

D.  The Subscription Price, which will be confirmed by the Fund to the Agent,will be equal to 90% of the average of the last reported price of a share of the Fund’s Common Shares on the NYSE on the Expiration Date, and each of the four (4) preceding trading days (the “Formula Price”).  If, however, the Formula Price is less than 75% of the Fund’s net asset value per Common Share (“NAV”) at the close of trading on the NYSE on the Expiration Date, then the Subscription Price will be 75% of the Fund’s NAV at the close of trading on the NYSE on that day.  As soon as practicable after the Expiration Date, but no later than ten business days after such date (the “Confirmation Date”), Computershare shall send to the transfer agent of the Fund a confirmation showing the number of Common Shares acquired pursuant to the Primary Subscription, and, if applicable, the Over-Subscription Privilege, the per Common Share and total purchase price for such shares, and any additional amount payable to the Fund by such Common Shareholder or exercising Transferee or any excess to be refunded by the Fund to such Common Shareholder or exercising Transferee, along with, if applicable, a letter explaining the allocation of Common Shares pursuant to the Over-Subscription Privilege.

E.  Any additional payment required from a Common Shareholder must be received by Computershare within ten business days after the Confirmation Date and any excess payment to be refunded by the Fund to a Common Shareholder or exercising Transferee shall be mailed by Computershare within ten business days after the Confirmation Date.  If a Common Shareholder or exercising Transferee does not make timely payment of any additional amounts due in accordance with Section 4(D), Computershare will consult with the Fund in accordance with Section 5 as to the appropriate action to be taken.  Computershare will not issue or deliver a confirmation to the transfer agent of the Fund to issue or deliver certificates or Statements of Holding for Common Shares subscribed for until payment in full therefor has been received, including collection of checks and payment pursuant to Notices of Guaranteed Delivery.

5.                                      Validity of Subscriptions.

Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Fund and handled in accordance with his or her instructions.  Such instructions will be documented by the Agent indicating the name and title of the instructing officer and the date thereof.

6.                                      Over-Subscription.

If, after allocation of Common Shares to Common Shareholders and Transferees who exercise their Primary Subscription Rights in accordance with the terms set forth in the Prospectus, there remain unexercised Rights, then the Agent shall allot the Common Shares issuable upon exercise of such unexercised Rights (the “Excess Common Shares”) to Common Shareholders who have duly subscribed for additional shares pursuant to the Over-Subscription Privilege.  Common Shares subscribed for pursuant to the Over-Subscription Privilege will be allocated in the amounts of such over-subscriptions subject to allotment and availability.  If the number of Common Shares for which the Over-Subscription Privilege has been exercised is greater than the Excess Common Shares, the Agent shall allocate the Excess Common Shares to Common Shareholders exercising the Over-Subscription Privilege based on the number of Rights originally issued to them by the Fund.  The percentage of Excess Common Shares each over-subscribing Record Date Common Shareholder may acquire will be rounded down to result in delivery of whole Common Shares.  The Agent shall advise the Fund immediately upon the completion of the allocation set forth above as to the total number of Common Shares subscribed and distributable.

7.                                      Delivery of Shares.

The Agent will provide to the transfer agent of the Fund documentation to allow for the delivery of (i) certificates or Statements of Holding reflecting new Common Shares of the Fund in the Direct Registration System, representing those Common Shares purchased pursuant to exercise of Primary Subscription Rights as soon as practicable after the corresponding Rights have been validly exercised and full payment for such shares has been received and cleared and (ii) certificates or Statements of Holding representing those shares purchased pursuant to the exercise of the Over-Subscription Privilege as soon as practicable after the Expiration Date and after all allocations have been effected.

8.                                      Holding Proceeds of Rights Offering.

A.  All proceeds received by Computershare from Common Shareholders or Transferees in respect of the exercise of Rights shall be held by Computershare, on behalf of the Fund, in a segregated account (the “Account”) and shall accrue interest to the benefit of the Fund at 90% of the daily 3 month Treasury Bill rate.

B.  Computershare shall deliver all proceeds received in respect of the exercise of Rights to the Fund as promptly as practicable, but in no event later than ten business days after the Confirmation Date.  Proceeds will be provided via wire transfer in accordance with the Fund’s instructions unless the Fund requests other delivery.  For avoidance of doubt, the Fund will receive gross proceeds less any funds returned to Common Shareholders in connection with their exercise of the Over-Subscription Privilege.

9.                                      Reports.

Daily, during the period commencing on the date that is ten (10) business days after the commencement of the subscription period until three (3) business days after the Expiration Date, the Agent will report by telephone, email or telecopier, confirmed by letter, to the Fund’s Controller, the Dealer Manager and other persons as otherwise directed by the Fund, data regarding Rights exercised, the total number of Common Shares subscribed for, and payments received therefor, bringing forward the figures from the previous day’s report in each case so as to show the cumulative totals and any such other information as may be mutually determined by the Fund and the Agent.

10.                               Loss or Mutilation.

If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Fund and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

11.                               Compensation for Services.

The Fund agrees to pay to the Agent compensation for its services hereunder in accordance with its Fee Schedule to act as Agent attached hereto as Exhibit A.  The Fund further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such within thirty (30) days of receipt of invoices confirming the incurrence of such expenses.

12.                               Instructions, Indemnification and Limitation of Liability.

The Agent undertakes the duties and obligations imposed by this Agreement with reasonable care and in good faith upon the following terms and conditions:

A.  The Agent shall be entitled to rely upon any instructions or directions furnished to it by an authorized officer of the Fund, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto.  Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Fund which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent’s control.

B.  The Fund will indemnify the Agent and its officers and employees against, and hold them harmless from, all liability and reasonable expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Fund, except for any liability or expense to the extent arising out of the negligence, bad faith, willful misconduct or breach of this Agreement of the Agent or its officers and employees.

Promptly after the receipt by the Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation in connection with the services performed hereunder, the Agent shall notify the Fund thereof in writing.  The Fund, if a party to any claim, shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding.  For the purposes of this Section 12, the term “expense or loss” means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the indemnifying party, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

C.  The Agent shall be responsible for and shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Agent’s refusal or failure to comply with the terms of this Agreement, or which arise out of Agent’s negligence or willful misconduct or which arise out of the breach of any representation or warranty of Agent hereunder, for which Agent is not entitled to indemnification under this Agreement; provided, however, that the Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection  with  this  Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Fund to Agent as fees and charges but not including reimbursable expenses.  Notwithstanding the foregoing, no limitation or exclusion of Agent’s liability will apply with respect to any claim arising out of or relating to Agent’s bad faith or willful misconduct.

13.                               Changes in Subscription Certificate.

The Agent may, without the consent or concurrence of the Common Shareholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Fund in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Fund) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Common Shareholders.

14.                               Assignment/Delegation.

A.  Except as provided in Section 14(B) below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

B.  The Agent may, with the written consent of the Fund, subcontract with other subcontractors for systems, processing, telephone and mailing services, and post-exchange activities, as may be required from time to time; provided, however, that the Agent shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

C.  Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Agent and the Fund and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Agent and the Fund.

15.                               Governing Law.

The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and permitted assigns of the parties hereto.

16.                               Third Party Beneficiaries.

This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Fund.  Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

17.                               Force Majeure.

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, terrorist acts, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

18.                               Consequential Damages.

Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special, punitive or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special, punitive or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

19.                               Severability.

If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

20.                               Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

21.                               Captions.

The captions and descriptive headings herein are for the convenience of the parties only.  They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

22.                               Confidentiality.

The Agent and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential (collectively, “Confidential Information”), and shall not be voluntarily disclosed to any other person, except as may be required by law.  If disclosure is required by law, except for any requests or demands that are made for the disclosure of records or information relating to shareholders pursuant to standard subpoenas from state or federal government authorities (e.g., in divorce and criminal actions), then the party in possession of the Confidential Information (the “Receiving Party”) shall, to the extent permitted by law, provide prompt notice of such legal requirement to the other party so that party may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement provided that such notice is not otherwise prohibited by applicable law or court order.  If that party is not successful in obtaining a protective order or other appropriate remedy and the Receiving Party is, in the opinion of its counsel, compelled to disclose such Confidential Information under pain of liability for contempt of court or other censure or liability, or if the other party waives compliance with the provisions of this Agreement in writing, then the Receiving Party may disclose, without liability hereunder, such Confidential Information in accordance with, but solely to the extent necessary, in the opinion of its counsel, to comply with, the legal requirement.

23.                               Term and Termination.

This Agreement shall remain in effect until the earlier of (a) 30 days after the Expiration Date or (b) it is terminated by either party upon a material breach of this Agreement which remains uncured for 30 days after written notice reasonably detailing such breach has been provided; or (c) 30 days’ written notice has been provided by either party to the other.  Upon termination of the Agreement, the Agent shall retain all canceled Subscription Certificates and related documentation as required by applicable law and shall otherwise return all other documents to the Fund.

24.                               Notices.

Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Agent and the Fund required or permitted  hereunder shall be delivered or mailed by first class mail, postage prepaid, telecopier or overnight courier guaranteeing next day delivery, addressed as follows:

If to the Fund, to:

Todd Greenbarg

Senior Managing Director

Avenue Capital Group

399 Park Avenue - 6th Floor

New York, NY 10022

If to the Agent, to:

Computershare Trust Company, N.A.

c/o Computershare Inc.

250 Royall Street

Canton, MA 02021

Attn:  Reorganization Department

25.                               Survival.

The provisions of Paragraphs 8, 9, 12, 15, 16-19, 22, and 23-30 shall survive any termination, for any reason, of this Agreement.

26.                               Merger of Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

27.                               Priorities.

In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.  In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and the Prospectus, the terms and conditions contained in the Prospectus shall take precedence.

28.                               Successors.

All the covenants and provisions of this Agreement by or for the benefit of the Fund or the Agent shall bind and inure to the benefit of their respective successors and permitted assigns hereunder.

29.                               No Publicity.

Agent agrees not to disclose the identity of the Fund or its affiliates or any of their directors, officers, managers, employees, consultants or agents as a customer or prospective customer of Agent or the existence or nature of this Agreement.

30.                               Amendment.

This Agreement may be amended or modified only by written agreement between the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

COMPUTERSHARE TRUST COMPANY, N.A.

By:

Date:

Title:

COMPUTERSHARE INC.

By:

Date:

Title:

AVENUE INCOME CREDIT STRATEGIES FUND

By:

Date:

Title: